Exhibit 99.2

IHOP Corp.

First Quarter 2005 Call Script

Operator Introduction – Welcome and Instructions

Good day ladies and gentlemen, and welcome to IHOP’s first quarter 2005 conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s first quarter 2005 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to inform you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.

These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission, news releases and future conference calls. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – First Quarter 2005 Performance Drivers

Thanks, Stacy, and welcome to everyone participating on the call.

Over the past two years, we have successfully re-energized the IHOP brand.  And, our dedication to our key growth strategies has produced exceptional results for our Company.  After eight consecutive quarters of strong financial and operational performance, the first quarter 2005 was disappointing IHOP as same-store sales growth came in below our expectations.  In addition to covering all elements of our financial performance in the quarter, we will be addressing, with particular emphasis, our same-store sales situation.  And, we’ll provide you with an update on our efforts to energize the brand, improve operational performance and maximize franchise development – each of which will work together to drive system momentum throughout the balance of 2005 and beyond.

Let’s start with our EPS performance.  In the first quarter, we reported a decrease in net income from $10.9 million [dollars] in the first quarter 2004 to $10.1 million [dollars] in the first quarter 2005, or 7.7%.  As a result of share repurchases, our diluted net income per share remained $0.50 [cents], the same as in the first quarter 2004.  This decrease is primarily attributable to the modest same-store sales increase, which was unable to offset an expected increase in G&A spending and the expected decrease in profit associated with our old business model transition during the quarter.

Tom will speak more about the specific components of our increased G&A spending in a moment.  However, I would like to emphasize an important point.

We had budgeted accordingly for the G&A increase in the first quarter, and it is incorporated into our existing G&A guidance of $61 million [dollars] to $63 million [dollars] for 2005.  For the balance of the year, we do not expect this level of G&A growth to continue, but rather we expect G&A growth to moderate.  This was our commitment at the outset of 2005.  And, we intend to keep that commitment as we look to improve IHOP’s financial leverage as revenue grows faster than G&A.

As you know, a key lever to drive revenue growth is our same-store sales performance.  I’d like to focus the majority of my comments reviewing our same-store sales increase for the quarter, the relationship between traffic and guest check average we are experiencing, and the factors that support our outlook of producing 2% to 4% same-store sales growth for the year.

For the first quarter 2005, system-wide same-store sales increased 0.6%.  Let’s look at some of the factors that produced this modest sales growth.

The most immediate factor was a timing issue that essentially created an “apples to oranges” comparison in the first quarter 2005 versus the first quarter last year.  Due to the 53rd operating week in fiscal 2004, the three-day New Year’s holiday weekend was not included in our first quarter 2005 same-store sales results.  This holiday, however, was included in our first quarter results in 2004.  This timing discrepancy created a very challenging comparison from the outset as the New Year’s holiday alone would have increased our same-store sales performance to more than a 2% increase for the quarter.  This was obviously significant for us.

An additional timing issue was the Easter holiday, which worked in our favor during the quarter.  In 2004, the Easter holiday landed in the second quarter, but in 2005 we recorded sales for this holiday period in the first quarter.  As a result, we gained a little more than a half a point of sales increase for the Easter holiday.  This was not strong enough to offset the loss of the New Year’s holiday.   Looking to the second quarter 2005, it is important to keep this timing issue in mind, as we will again be compared to the second quarter 2004, which had the benefit of Easter.

Regardless of these timing issues, when compared to the last eight quarters, first quarter 2005’s performance is still disappointing as we believe there is an opportunity for IHOP to drive same-store sales at a higher level.

In particular, we have observed continuing traffic weakness.  We have shared with you on our last two quarterly conference calls that traffic, while positive, had not been as strong a contributor to our same-store sales performance, as we would have liked.  Based on data collected from approximately 200 pollable IHOP restaurants, during the first quarter 2005, we experienced negative traffic results, with all of our same-store sales growth coming from increased guest check average.   Clearly, this is not the mix we want to see.  Our goal is to maintain a healthy balance between increased traffic and guest check increases to ensure we remain competitive and present a strong value offering to our guests.

Our take on the reason for modest same-store sales growth include a good, but not good enough product promotion line up in the first quarter, and the impact of aggressive price increases taken by our franchisees over the last two years.

Obviously, there are factors beyond our control, such as fuel costs and weather, which may also have had an impact on sales.

To understand our same-store sales performance better, we reviewed a number of factors.  First, we looked at the promotions we ran during the quarter – Fruit Pocket Pancakes and Stuffed Crepes.  We saw strong performance as a percentage of menu mix, but not at the levels of 2004’s promotions – Never Ending Pancakes and Stuffed French Toast.  If you will recall, the first quarter last year enjoyed our highest same-store sales performance in the past eight quarters at 7.1%.

As a part of our core strategy to energize the IHOP Brand, we are employing several strategic initiatives to support improved same-store sales growth and promote a healthier balance between guest check increases and increased traffic levels.

These initiatives include the addition of a fourth flight of national advertising this year.  This means that we will have nearly continuous national media support for the rest of 2005.  National advertising has generated terrific results for us, and there is no reason we shouldn’t expect it to support improved sales in upcoming quarters.  Currently, we are running network-supported Sourdough Cheese Grillers against the locally supported promotion of Sirloin Round-up in 2004.  We expect to see gains in same-store sales from this national spending.

Additionally, we are excited about upcoming product promotions that will differentiate IHOP from the competition during the balance of the year.  We can’t share specifics at this point for competitive reasons, but we are quite optimistic.  Our primary strategy is to leverage our breakfast strength with appealing promotions that will motivate our guests to visit IHOP.  All of our upcoming promotions have done extremely well in media testing, with some of our strongest promotional test results to date.  This is particularly promising as we look to generate more favorable same-stores sales and promotion mix comparisons in 2005, compared to the performance of our promotional offerings last year.

Another driver of same-store sales is the system-wide roll out of an enhanced core menu in May.  By the end of May, all IHOP restaurants will offer this enhanced menu, which includes a number of terrific new lunch and dinner items as well as improved breakfast offerings.  The introduction of an enhanced, system-wide menu is an important part of our longer-term strategy to encourage guests to visit IHOP more often for lunch and dinner.  Combined with our new remodel package and national products like Sourdough Cheese Grillers, we look to broaden IHOP’s appeal with our guests beyond our traditional breakfast offering.

Our restaurant remodel program continues to be well accepted by our franchisees.  17 remodels were completed during the first quarter 2005, and there are an additional 23 remodels in process.  We are encouraged by the initial sales results at newly remodeled IHOP restaurants, and believe that our expectation of franchisees completing 225 to 250 remodels in 2005 will be an additional, positive sales contributor.

Looking ahead to the third and fourth quarters, we will roll out a national gift card program for the first time in September 2005.  With the system-wide adoption of gift cards in the months leading up to the holiday season, we have a tremendous sales catalyst for the last part of 2005, and a traffic driver with gift card redemption in early 2006.

In addition to these system-wide initiatives, our field operations and marketing teams have developed specific market-wide plans to address underperforming areas of the country.  All these initiatives give us a high degree of confidence for improved same-store sales growth over the balance of the year.

We have also made good progress in promoting the adoption of 24-hour operations, as more than half of our system now maintains some form of 24-hour operations.  We are redoubling our efforts on this front to encourage franchisees at high potential locations to take a close look at the increased sales opportunity 24-hours could mean to their business.

Turning to pricing, IHOP has taken a more proactive role in educating our franchisees about the relationship increased pricing has on traffic, and how it can impact our guests’ perception of IHOP’s price/value relationship over time.  In addition, we are urging franchisees to be moderate in their pricing strategies in the adoption of IHOP’s enhanced core menu next month.  For our franchisees, increased sales based on guest check increases are not necessarily seen as a bad thing.  However, the impact it will ultimately have on traffic is an issue they are accepting and addressing.  This is particularly important as we see the competitive set become more aggressive with advertising price points on T.V.  Ensuring that our price/value relationship with our guests stays intact is essential – now more than ever.

Many of you have heard me say that the competition would not take a re-energized IHOP lying down.  Two years later, we are beginning to see the truth in that statement, and IHOP’s dedication to our three core strategies – energizing the brand, improving operational performance and maximizing franchise development – remains constant.  There is not a silver bullet answer to the increased competition we are experiencing or declining traffic trends.  But rather, a continued focus on the basics remains integral to our success – great marketing, exceptional product promotions, continuing operational improvement, strategic local restaurant marketing, and a strong price/value relationship.

I’ve spoke a at great length about our ongoing efforts to energize the IHOP brand.  Before I turn the call over to Tom, I’d also like to share our progress in improving Operations, as well as provide you with an update on our Franchise & Development efforts.

We evaluate each franchise operator on an “A” through “F” scale based on a range of objective criteria including Mystery Shop reports, operational assessments, participation in training programs, and the maintenance of required management infrastructure.  At the end of the first quarter 2005, 76% of IHOP’s franchisees were rated as an “A” or a “B” operator.  This reflects an improvement from 60% of our franchisees rated as “A” or “B” operators in the first quarter 2004.  Additionally, we reduced the number of “C” operators by nearly 50% when compared to the first quarter 2004. Operations improvement at the individual restaurant level continues to be a key focus for IHOP’s Operations group in 2005, and we are particularly proud of our success in impacting and influencing “C” operators.

Our recently completed Regional Business Conferences across the country were well attended and involved a great discussion with franchisees.  We shared our operational goals for 2005, provided an overview of our marketing calendar and sales drivers for the year, focused on system-wide training opportunities, and provided breakout sessions dedicated to our menu roll out and technology initiatives for our restaurants.  As you might imagine, our first quarter same-store sales received a significant amount of attention.  Many of the franchisees, to whom I spoke personally, share the confidence in our ability to regain our positive momentum.

Turning to Franchise & Development, during the first quarter 2005, IHOP franchisees and our area licensee opened 12 new IHOP restaurants, compared to only five restaurants in the same quarter last year.  We also continued to build our pipeline of franchise development commitments with additional Multi-Store and Single-Store Development Agreements secured during the quarter.  Franchisees committed to build 63 new IHOP restaurants over the next ten years, which brings our pipeline to a total of 317 restaurant commitments, signed or optioned.  Currently, IHOP is finalizing legal agreements for additional franchise development, which could add up to 51 more IHOP restaurants to our development pipeline.

Now, I’d like to turn the call over to our Chief Financial Officer, Tom Conforti, for a more detailed discussion of our first quarter 2005 financial results.

Tom Conforti – 1Q05 Performance Detail

Thanks, Julia, and good morning everyone.  Today, I’ll walk you through our performance for first quarter 2005.  Let’s begin with the bottom line.

In the first quarter, we reported a decrease in net income from $10.9 million [dollars] in the first quarter 2004 to $10.1 million [dollars] in the first quarter 2005, or a 7.7% decrease.  As a result of share repurchases, our diluted net income per share remained $0.50 [cents], the same as in the first quarter 2004.  This decrease is primarily attributable to our modest same-store sales increase, which was unable to offset an expected increase in G&A spending and the expected decrease in profit associated with our old business model transition during the quarter.

Before I cover our reporting segments, I would like to move directly to G&A expenses.  G&A increased 14.1% to $15.6 million primarily due to increased depreciation expense associated with Information Technology investments, increased legal expenses related to a number of different lawsuits including cases aimed at ridding the IHOP system of “D” and “F” operators, and costs associated with IHOP’s long-term Executive Incentive Plan.

However, as Julia mentioned, first quarter G&A spending levels came in as expected, and as such, we remain confident of managing overall spending levels to the range we provided earlier of $61 million to $63 million.

Now, let’s turn to a brief discussion of the Company’s quarterly profit performance highlights by our four key reporting segments.

Franchise Operations profit increased by 2.9% to $21.4 million for the first quarter 2005.  Segment revenue grew by 4.5% to $40.9 million.  Aggregate profit grew primarily due to a 5.9% increase in franchise retail sales as a result of a 5.6% growth in effective franchise units.  Franchise Operations expense grew 6.3%, in line with the increase in franchise retail sales.

Rental Operations profit decreased by 6.9% to $8.4 million for the first quarter 2005.  Aggregate profit decreased primarily due to lowered rent margins related to our aggressive refranchising efforts in 2004 and our moderate same-store sales performance.  Rental Operations expense grew due to an increase in number of effective leases, with rent deals extended on refranchised restaurants driving expense growth higher than revenue growth during the quarter.

Turning to Company Operations, our loss in this segment improved to $800,000 in the first quarter 2005.  This improvement reflects an 80.5% decrease in effective Company Restaurants due to our successful refranchising and repositioning efforts.  We ended the quarter with 8 Company-operated restaurants, four of which were IHOPs located in our dedicated Company market in Cincinnati, versus 41 at the end of the first quarter last year.

Finally, let’s turn to Financing Operations. Financing Operations segment profit decreased less than expected by 1.2% to $4.5 million for the first quarter 2005.  This decrease was primarily due to the declining long-term note balances at the end of the first quarter 2005 versus the same period last year.  In addition, IHOP developed and financed no restaurants under our old model in the first three months of 2005 versus two restaurants in the first quarter 2004.  Offsetting this decrease somewhat was the successful franchising of Company-operated units and the successful refranchising of restaurants taken back late last year and in the quarter.

Moving to our Cash Flow statement, Cash Flow from Operations decreased in the first quarter 2005 to $14.9 million compared to $20.3 million in the same quarter in 2004.  This reduction was due largely to factors impacting prepaid expense.  We recognized a cash benefit in the first quarter 2004 from taxes prepaid in the fourth quarter 2003, which we did not benefit from this year.

Capital expenditures were reduced from $4.3 million in 2004 to $1.2 million in 2005, reflecting investment in the development of IHOP’s Company market in Cincinnati as well as continued support of Information Technology initiatives.  In addition to these initiatives, the Company was in the process of completing investment in the old business model restaurant development in 2004, which is not a factor for us this year.

Free Cash Flow – which we define as Cash from Operations less Capex – came in at a positive $13.8 million during the quarter versus $15.9 million in the same quarter last year.

Before turning to the balance sheet, I want to cover our recent review of lease accounting pronouncements by the SEC.  One issue was in regard to our treatment of landlord-tenant allowances on leased “build to suit” properties.  We determined that our previous method of accounting for leasehold improvements – when funded by landlord incentives or tenant improvement allowances – as with many companies in our industry, was not in accordance with GAAP for operating leases.  This discrepancy also impacted the accounting requirements under Emerging Issues Task Force No. 97-10, which considers the effect of lessee involvement in asset construction.

To correct our method of accounting for leasehold improvements, we increased our property and equipment by approximately $20.5 million, and increased our other long-term liabilities by $20.5 million in our year-end 2004 balance sheet. The adjustment in other liabilities was due to an increase in deemed financing obligations to our landlords. Since we determined the differences in prior years financial statements and the first three quarterly reports of 2004 were not material, we did not amend our previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Now, turning to the balance sheet, the balance of cash, cash equivalents and marketable securities at the end of the first quarter increased 20.4% to $70.5 million from $58.5 million at the end of 2004 primarily due to the net increase in cash generated net of CAPEX and dividend payment.

Our longer-term asset categories showed a continuing gradual decline, as expected, due to our business model change.  Long-term receivables decreased to $333.9 million from $337.2 million at the end of 2004.  The balance of property and equipment decreased 1.0% to $323.7 million from the end of last year.

We repurchased approximately 45,000 shares at an average price of $48.73 per share during the first quarter.  Since we began our share repurchase program in 2003, we have brought back a total of 2.4 million shares, or spent the equivalent of $84.7 million in repurchasing our stock.  Our Board of Directors declared a quarterly cash dividend of $0.25 per common share payable on May 23, 2005 to shareholders of record as of May 2, 2005.  Since we began paying a dividend in May 2003, we have returned approximately $46.8 million of cash to shareholders through regular dividend payments.  Between share buyback and dividend payments, our total cash return to shareholders now exceeds $131 million.

Turning to FASB 123 adoption, with the recent announcement by the SEC to require compliance by the first quarter 2006, we will be pushing back our timeframe for adoption accordingly.

Finally, I’d like to provide you an update on our dealings with the IRS.  As many of you know, an audit was conducted of our 2000/2001 tax filings.  During that audit, the agent challenged the accounting methodology IHOP uses to report initial franchise fees for federal income tax purposes.  Just recently, the IRS completed its tax audit for fiscal year 2002, and concluded the same point.  This finding would be added to the IRS’s initial findings from its 2000/2001 audit.  We estimate that our federal income tax liability with respect to such additional income –exclusive of interest penalties and related state tax liability – would be approximately $2 million for each audit year.  As you are aware, we are currently contesting the proposed adjustments through administrative proceedings.  In addition, the IRS has recently requested that IHOP agree to extend our appeal date.  As a result, we now expect the conclusion of this matter some time in 2006.

Now, I’d like to turn the call back to Julia.

Julia Stewart – Q&A Wrap Up

Thanks, Tom.  Before I open the call for your questions, I would like to reiterate our key performance guidance and assumptions for 2005, which remains unchanged since presenting our 2005 guidance in January of this year.

In 2005, we expect earnings per diluted share to range between $2.02 [dollars/cents] and $2.12 [dollars/cents].  We expect same-store sales to be in the range of 2% to 4%, given all the sales catalysts I mentioned in my opening comments.

We expect our franchisees and area licensee in Florida to develop and open 60 to 68 restaurants this year.  We expect franchisees to complete 225 to 250 remodels this year.  And, we have a plan to release our new prototype building to the IHOP system by the end of 2005.

We remain on track to open two to four restaurants in our Company-operated market in Cincinnati.  Cincinnati has been a tremendous learning experience to date as we are now operating four IHOP restaurants in our dedicated market.  Our restaurants have been well received, but we are still working out the operational complications that come with the higher level of sales we are experiencing.  Specifically, we are working to improve the workspace and floor plan in the back of house, test new menu items, and evaluate in-store merchandising, among other opportunities.  For those of you attending our Investor Day in Cincinnati, we look forward to hosting you in our new restaurants on May 12th.

Turning to G&A expectations, our commitment to investors is that G&A growth will not exceed the growth of our core business revenue.   We established a strategic framework that limits G&A spending to only those initiatives that will support same-store sales growth and momentum; enhance the IHOP brand; and drive operational and food safety improvements throughout our system.  This framework will ensure that we meet our 2005 G&A guidance of $61 million [dollars] to $63 million [dollars].

Most importantly, our ability to generate significant amounts of cash remains unchanged, which is an investment consideration we know many investors value most.  We expect to generate between $55 million [dollars] and $65 million [dollars] in Cash Flows from Operating Activities in 2005, while principal receipts from note and equipment contracts receivables are expected to be within the range of $15 million [dollars] to $20 million [dollars].  These two combined sources of cash are expected to generate between $70 million [dollars] and $85 million [dollars]  in 2005.  And, we are on track to limit capital expenditures to between $11 million [dollars] and $13 million [dollars] this year.

With that, Tom and I would be happy to answer any questions you might have.  Operator?

Julia Stewart – Closing Remarks

Thanks again for joining us today.  Should you have any follow up questions, Tom and I are here and available, so just give us a call.

We look forward to speaking to you on our second quarter 2005 investor call scheduled for 10:00 a.m. Eastern on July 28th.